EXHIBIT 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT
BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS
BEEN OMITTED.

ROYALTY PURCHASE AGREEMENT

ACLARIS THERAPEUTICS, INC.

as Seller

- and -

OCM IP HEALTHCARE PORTFOLIO LP

as Purchaser

July 16, 2024

TABLE OF CONTENTS

3
ARTICLE 1
DEFINED TERMS AND RULES OF CONSTRUCTION

1.1	Defined Terms	1
1.2	Rules of Construction	9

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

2.1	Purchase and Sale	10
2.2	Purchase Price	11
2.3	No Assumed Obligations; No Assigned Rights	12
2.4	No Purchase or Sale of Excluded Assets	13
2.5	Purchase Price Allocation	13

ARTICLE 3
REPRESENTATIONS OF SELLER

3.1	Organization	13
3.2	Authorization and Enforceability	13
3.3	No Conflicts	13
3.4	Ownership of Purchased Receivables	14
3.5	Governmental and Third Party Authorizations	14
3.6	No Litigation	14
3.7	No Brokers’ Fees	14
3.8	Compliance with Laws	14
3.9	Material Agreements	15
3.10	Solvency	17
3.11	Intellectual Property	17
3.12	Regulatory Approvals and Exclusivity	18
3.13	UCC Representations and Warranties	18
3.14	Taxes	18
3.15	[***]	19

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization	19
4.2	Authorization and Enforceability	19
4.3	No Conflicts	19
4.4	Governmental and Third Party Authorizations	19
4.5	No Litigation	20
4.6	Sufficiency of Funds	20
4.7	No Brokers’ Fees	20
4.8	Purchaser Acknowledgement	20

-i-

ARTICLE 5
COVENANTS

5.1	Payments on Account of the Purchased Receivables	20
5.2	Royalty Reports; Notices; Correspondence	22
5.3	Audits of Licensee’s Records	23
5.4	Performance of Material Agreements; Amendments	24
5.5	Enforcement of Material Agreements	24
5.6	Assignments of Lilly License Agreement	25
5.7	Termination of Lilly License Agreement	25
5.8	Confidentiality	26
5.9	Public Announcement; Disclosure	28
5.10	IP Covenants	28
5.11	Tax Matters	29
5.12	[***]	31
5.13	Sanction; Financial Crime Laws	31
5.14	Further Assurances	31
5.15	Seller’s Name, Jurisdiction and Type	31

ARTICLE 6
THE CLOSING

6.1	Closing	31
6.2	Closing Deliverables of Seller	31
6.3	Closing Deliverables of Purchaser	32

ARTICLE 7
INDEMNIFICATION

7.1	Obligations of Parties to Indemnify	32
7.2	Procedures Relating to Indemnification for Third Party Claims	33
7.3	Procedures Relating to Indemnification for Other Claims	34
7.4	Limitations on Indemnification	34
7.5	Survival of Representations and Warranties	34
7.6	No Implied Representations and Warranties	35
7.7	Exclusive Remedy; Specific Performance	35
7.8	Limitations on Damages	36
7.9	Payments	36

ARTICLE 8
MISCELLANEOUS

8.1	Term	36
8.2	Notices	36
8.3	No Personal Liability	37
8.4	Expenses	38
8.5	Successors and Assigns	38
8.6	Independent Nature of Relationship	39
8.7	Third Party Beneficiaries	39
8.8	Entire Agreement	39
8.9	Governing Law	39

-ii-

8.10	Waiver of Jury Trial	40
8.11	Severability	40
8.12	Counterparts	40
8.13	Amendments; No Waivers	40
8.14	Termination	41

Exhibit A Form of Bill of Sale and Assignment
Exhibit B Escrow Agreement
Exhibit C Seller Account
Exhibit D Seller Disclosure Letter
Exhibit E Press Release

-iii-

THIS ROYALTY PURCHASE AGREEMENT made as of the 16th day of July, 2024.

BETWEEN:

ACLARIS THERAPEUTICS, INC.,

a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “Seller”)

- and -

OCM IP HEALTHCARE PORTFOLIO LP,

a limited partnership formed under the laws of the Province of Ontario,

(hereinafter referred to as “Purchaser”).

WHEREAS capitalized terms have the meanings specified in Section 1.1;

AND WHEREAS Seller is a party to the Lilly License Agreement;

AND WHEREAS Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Receivables, upon and subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

DEFINED TERMS AND RULES OF CONSTRUCTION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms have the respective meanings specified below, and grammatical variations of such terms have corresponding meanings:

“Additional Payment” has the meaning specified in Section 2.2(a)(ii).

“Additional Payment Audit” has the meaning specified in Section 2.2(b).

“Additional Payment Date” means the date determined in accordance with Section 2.2(c).

“Affiliate” means:

(a)	with respect to any Person (including Purchaser), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; and
(b)

with respect to Purchaser, any Person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the equity interests (economic) of such Person.

For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have corresponding meanings.

“Agreement” means this Royalty Purchase Agreement, including the Schedules and Exhibits attached hereto.

“Anniversary Milestone Payments” means the following payments that are payable by Licensee to Seller pursuant to Table 5.2 – Anniversary Milestone Payments in Section 5 of the Lilly License Agreement:

Milestone Event	Milestone Payment
Second anniversary of the Effective Date	[***]
Third anniversary of the Effective Date	[***]
Fourth anniversary of the Effective Date	[***]
Fifth anniversary of the Effective Date	[***]

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Withholding Certificate” means, for United States federal withholding tax purposes, a valid, true and properly executed IRS Form W-9 (or any applicable successor form) if Purchaser is a “United States person” (as defined in Section 7701(a)(30) of the Code) or a valid, true and properly executed applicable IRS Form W-8 (or any applicable successor form) certifying that Purchaser is exempt from United States federal withholding tax with respect to all payments in respect of the Purchased Receivables.

“Audit Initiation Period” has the meaning specified in Section 2.2(b).

“Bankruptcy Laws” means bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” means that certain Bill of Sale and Assignment to be entered into by Seller and Purchaser substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania or Toronto, Ontario are authorized or required by Applicable Law to remain closed.

“Change of Control Transaction” means (a) any consolidation or merger of Seller with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Seller immediately prior to such consolidation, merger or reorganization, own, in the aggregate, less than fifty percent (50%) of the surviving entity’s voting power and/or outstanding capital stock immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions (including any transaction which results from an option agreement or binding letter of intent with a third party) to which Seller or any of its stockholders is a party in which in excess of fifty percent (50%) of Seller’s voting power and/or outstanding capital stock is transferred, or pursuant to which any person or group of affiliated persons obtains in excess of fifty percent (50%) of Seller’s voting power and/or outstanding capital stock, excluding any consolidation or merger effected exclusively to change the domicile of Seller; or (b) any sale, lease or other disposition (including through a board and stockholder approved division or spin-off transaction) of all or substantially all of the assets of Seller and/or any of its subsidiaries or any sale, lease, exclusive license (or substantially exclusive license or agreement) or other disposition of all or substantially all of Seller’s intellectual property, as reasonably determined based upon the potential earning power of the assets or intellectual property.

“Closing” has the meaning specified in Section 6.1.

“Closing Payment” has the meaning specified in Section 2.2(a)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Columbia” means The Trustees of Columbia University in the City of New York.

“Columbia Agreements” means, collectively:

(a)

the Exclusive License Agreement effective as of December 31, 2015 between Columbia and Seller (as assignee of Vixen Pharmaceuticals, Inc.), as amended by the First Amendment to License Agreement effective as of June 27, 2018; and

(b)	the letter agreement dated August 19, 2022 between the parties to the Exclusive License Agreement referred to in clause (a) above and Licensee.

“Confidential Information” has the meaning specified in Section 5.8(b).

“Effective Date” has the meaning specified in the Lilly License Agreement, which refers to August 24, 2022.

“Encumbrance” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement in the nature of a security interest, in each case, to secure payment of a debt or performance of an obligation.

“Escrow Account” means the “Joint Concentration Account” as defined in the Escrow Agreement.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by Seller, Purchaser and the Escrow Agent substantially in the form of Exhibit B.

“Excluded Assets” means, collectively:

(a)	the Seller IP Assets;
(b)	the Retained Receivables;
(c)	Seller’s rights (payment or otherwise) under the Columbia Agreements, the Vixen Agreements [***]; and
(d)

any and all other rights of Seller to payment, compensation, or consideration under or in respect of the Lilly License Agreement (other than (i) the Purchased Receivables, (ii) Proceeds payable to Seller in respect of unpaid Purchased Receivables, and (iii) Proceeds payable to Seller as a result of actions taken by Seller in accordance with Section 5.5 and Section 5.10 of this Agreement that are to be shared with Purchaser in accordance with such Sections).

“Excluded Liabilities and Obligations” has the meaning specified in Section 2.3.

“Field” has the meaning specified in the Lilly License Agreement.

“Financial Crime Laws” mean all Applicable Law of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada, Japan and the United Kingdom relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or substantially similar or related activities.

“Financing Statements” means the financing statements and continuation statements with respect to such financing statements, when applicable, referred to in Section 2.1(b).

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article 3 or Article 4, made by such Party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Purchaser, to Purchaser’s Knowledge, of its falsity and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations, or any tort based on negligence or recklessness.

“Fundamental Representations” has the meaning specified in Section 7.5.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Party” has the meaning specified in Section 7.2(a).

“Indemnifying Party” has the meaning specified in Section 7.2(a).

“Initiating Party” has the meaning specified in Section 2.2(b).

“Judgment” means any judgment, order, injunction, writ or decree.

“Knowledge” means:

(a)

with respect to Seller, the actual knowledge of [***], in each case assuming such knowledge as the individual would reasonably be expected to have as a result of performing his duties in the ordinary course; provided, that, for purposes of Section 3.11, each such individual shall only be deemed to have “knowledge” of a patent matter if such individual has actual knowledge of the patent matter, would have had actual knowledge after due inquiry of employees of Seller who would reasonably be expected to have actual knowledge of the relevant matters based on their roles at Seller or would be found to be on notice of such patent matter as determined by reference to United States patent laws; and

(b)

with respect to Purchaser, the actual knowledge of [***], in each case assuming such knowledge as the individual would reasonably be expected to have as a result of performing his duties in the ordinary course, in each case (clauses (a) and (b)), without any requirement to make any inquiries of third parties (including Licensee, Columbia and/or the JAK Parties) or any Governmental Authority, or to perform any search of any public registry office or system.

“Licensed Patents” has the meaning specified in the Lilly License Agreement.

“Licensed Product” has the meaning specified in the Lilly License Agreement.

“Licensee” means Eli Lilly and Company.

“Licensee Closing Notice” has the meaning specified in Section 5.1(a).

“Licensee Consent and Direction” means the letter agreement dated as of July 10, 2024 between Seller and Licensee pursuant to which, among other things, Licensee consents to the transactions contemplated by this Agreement, including disclosure of the

Royalty Reports and the other disclosures contemplated by Sections 5.2, 5.3 and 5.4, and acknowledges the Licensee Direction.

“Licensee Deduction” means a right of setoff, offset, rescission, counterclaim, reduction, deduction crediting against or defense against any of the Royalty Payments, Anniversary Milestone Payments or other amounts payable by Licensee to Seller pursuant to the Lilly License Agreement.

“Licensee Direction” has the meaning specified in Section 5.1(a).

“Lilly License Agreement” means the License Agreement effective as of August 24, 2022, between Licensee and Seller, and also includes the Licensee Consent and Direction.

“Losses” has the meaning specified in Section 7.1(a).

“Material Adverse Effect” means any one or more of:

(a)	a material adverse effect on the right or ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents;
(b)	a material adverse effect on the validity or enforceability of the Transaction Documents against Seller or the rights of Purchaser thereunder;
(c)	a material adverse effect on the rights of Seller under the Lilly License Agreement or under the Columbia Agreements; or
(d)	a material adverse effect on the value of the Purchased Receivables (including the timing, amount or duration thereof).

“Material Agreements” means the Lilly License Agreement and the Columbia Agreements, and “Material Agreement” means any of them.

“Modification” has the meaning specified in Section 5.4(c).

“Net Sales” has the meaning specified in the Lilly License Agreement.

“Parties” means, collectively, Seller and Purchaser, and “Party” means either of them.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office.

“Permitted Seller Assignment” has the meaning specified in Section 5.6(b).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity.

“Proceeds” means all amounts received by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes directly or indirectly related to, and to the extent involving, the Receivables (other than such amounts that relate exclusively to the Retained Receivables and/or that are otherwise used to reimburse or indemnify Seller for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes).

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Receivables” means, collectively:

(a)	Royalty Payments equal to [***] of Net Sales of the Relevant Product in the Field in the Territory that occur during the Purchased Receivables Period;
(b)	100% of the Anniversary Milestone Payments;
(c)	the interest (if any) that is payable in respect of any of the payments referred to in clause (a) or (b) above pursuant to Section 3.3 of the Lilly License Agreement; and
(d)	the Proceeds payable to Purchaser pursuant to Section 5.5(b) and Section 5.10(e).

“Purchased Receivables Period” means, with respect to any country, the period beginning on (and including) April 1, 2024 and ending on (and including) the date on which the obligation to make Royalty Payments pursuant to Section 4.1(a) of the Lilly License Agreement expires with respect to such country, being the last day of the Royalty Term applicable to such country.

“Purchaser GP” means OCM IP Healthcare Portfolio G.P. Inc., in its capacity as general partner of Purchaser.

“Purchaser Indemnified Party” has the meaning specified in Section 7.1(a).

“Purchaser Non-Warranting Parties” has the meaning specified in Section 8.3(b).

“Receivables” means the Royalty Payments and the Anniversary Milestone Payments during the Purchased Receivables Period.

“Relevant Product” means Olumiant® (baricitinib).

“Representatives” means:

(a)

with respect to Purchaser, (i) Purchaser GP, (ii) Purchaser’s limited and general partners, and (iii) Purchaser’s and Purchaser GP’s directors, officers, employees, attorneys, consultants and advisors; and

(b)	with respect to Seller, its directors, officers, employees, attorneys, consultants and advisors.

“Retained Receivables” means, collectively:

(a)	the portion of the Royalty Payments that does not constitute Purchased Receivables;
(b)	the payments specified in Section 3.1, Table 5.1 – Sales Milestone Payments and Table 5.3 – Regulatory Milestone Payments in Section 5 of the Lilly License Agreement; and
(c)

any Royalty Payments in respect of Net Sales of the Relevant Product in the Field in the Territory that occurred during the period prior to Purchased Receivables Period, and the milestone payment that was paid in respect of the first anniversary of the Effective Date pursuant to Table 5.2 – Anniversary Milestone Payments in Section 5 of the Lilly License Agreement.

“Royalty Payment” means the [***] royalty on Net Sales of the Relevant Product in the Field during the Royalty Term that is payable by Licensee to Seller pursuant to Section 4.1(a) of the Lilly License Agreement.

“Royalty Reports” means the reports required to be delivered by Licensee pursuant to Section 4.2 of the Lilly License Agreement.

“Royalty Term” has the meaning specified in the Lilly License Agreement.

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the Parliament of Canada, the European Union, and/or any present or future member state thereof and/or the United Kingdom’s His Majesty’s Treasury.

“Seller Account” means the bank account of Seller listed in Exhibit C or such other bank account as Seller specifies in a written notice to Purchaser from time to time.

“Seller Disclosure Letter” has the meaning specified in the preamble to Article 3.

“Seller Indemnified Party” has the meaning specified in Section 7.1(b).

“Seller IP Assets” means, collectively:

(a)	any rights to research, develop, commercialize, make, have made, use, sell, offer to sell, have sold, import or otherwise exploit the Licensed Product;
(b)	the Licensed Patents; and
(c)	any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller.

“Seller Non-Warranting Parties” has the meaning specified in Section 8.3(a).

[***]

“Term” has the meaning specified in Section 8.1.

“Territory” means worldwide.

“Third Party Claim” has the meaning specified in Section 7.2(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Licensee Consent and Direction and the Escrow Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Vixen Agreements” means, collectively:

(a)

the Stock Purchase Agreement dated as of March 24, 2016 between Seller, as purchaser, Vixen Pharmaceuticals, Inc., as the target company, JAK1, LLC, JAK2, LLC and JAK3, LLC, as the selling stockholders (collectively, the “JAK Parties”), and Shareholder Representative Services LLC, as the stockholders’ representative; and

(b)	the letter agreement dated August 19, 2022 between the parties to the Stock Purchase Agreement referred to in clause (a) above and Licensee.

“Voting Securities” means, with respect to any Person, securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section”, or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement;
(c)	references to a “Schedule” followed by a number refer to the specified Schedule to the Seller Disclosure Letter;
(d)

the table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(e)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(f)	the word “including” is deemed to mean “including without limitation”;
(g)	any reference to any agreement (including this Agreement) means such agreement as amended, modified, replaced or supplemented from time to time;

(h)	all dollar amounts (“$”) refer to U.S. dollars;
(i)

any reference to any statute includes all regulations made under or in connection with that statute, as amended, modified, replaced or supplemented from time to time, and any reference to a specific provision of any statute or regulation also refers to any successor provision thereto of like or similar effect;

(j)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(k)

whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day; and

(l)

references in this Agreement to any term defined in the Lilly License Agreement and to any Section or other provision of the Lilly License Agreement refer to such term, Section or other provision of the Lilly License Agreement as in existence on the date of this Agreement, unless such term, Section or other provision of the Lilly License Agreement is amended, modified, supplemented or waived from time to time in compliance with Section 5.4(c) of this Agreement, in which case such references in this Agreement shall be to such term, Section or other provision of the Lilly License Agreement as so amended, modified, supplemented or waived from time to time.

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

2.1	Purchase and Sale

(a)Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Receivables, free and clear of any and all Encumbrances other than those Encumbrances created in favor of Purchaser by the Transaction Documents. It is understood and agreed that Purchaser shall not, by purchase of the Purchased Receivables, acquire any other assets or rights of Seller, including under, or relating to, the Lilly License Agreement other than those specified in the immediately preceding sentence.

(b)It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Receivables from Seller to Purchaser and not a financing transaction, borrowing or loan; and accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC and Seller does hereby authorize Purchaser, from and after the date hereof, to file or to cause to be filed such financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the seller and Purchaser as the purchaser of the Purchased Receivables as may be necessary to perfect such sale. If, notwithstanding the intent of the Parties in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant first priority security interests in and to the Purchased Receivables and any “proceeds” thereof (as such term is defined in the UCC), for the benefit of Purchaser to secure payment to Purchaser of amounts equal to the Purchased Receivables as they become due and payable under the Lilly License Agreement, and Seller does hereby authorize Purchaser to file or to cause to be filed such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests. Notwithstanding the foregoing, nothing in this Section 2.1(b) shall bind Purchaser or Seller regarding the reporting of the transactions contemplated hereby for accounting purposes.

2.2	Purchase Price

(a)In full consideration for the sale, transfer, assignment and conveyance of the Purchased Receivables, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller the following amounts (collectively, the “Purchase Price”):

(i)	on the date hereof, $26,500,000 (the “Closing Payment”); and
(ii)	on the Additional Payment Date determined in accordance with Section 2.2(c), one payment as follows (the “Additional Payment”):
(A)	if Net Sales of the Relevant Product during 2024 are [***], the Additional Payment will be [***]; or
(B)	if Net Sales of the Relevant Product during 2024 are [***], the Additional Payment will be $5,000,000,

provided, however, that:

(I)	if Net Sales of the Relevant Product during 2024 are [***], no Additional Payment will be payable to Seller by Purchaser; and
(II)	the Additional Payment (if any) shall only be payable if all of the following conditions are satisfied as of the date on which the Additional Payment is to be made:
a)

each of the representations and warranties of Seller in this Agreement are true and correct in all material respects as of the Additional Payment Date (other than any representation and warranty that is already qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects); and

b)	Seller is not in breach of any of its covenants under this Agreement in any material respect.

For greater certainty, if any of the conditions in Section 2.2(a)(ii) is not satisfied, Purchaser shall not have any obligation to pay, and Seller shall not have any right to receive, the Additional Payment (in whole or in part).

(b)Within [***] following the date on which Purchaser receives a copy of the final Royalty Report for Net Sales of the Relevant Product during 2024 (such [***] Period, the “Audit Initiation Period”), either Purchaser or Seller (the “Initiating Party”) may provide written notice to the other party that the Initiating Party wishes to cause an inspection or audit of Licensee’s relevant records with respect to matters related to Net Sales of the Relevant Product in the Field in the Territory for the period commencing on January 1, 2024 and ending on December 31, 2024 pursuant and subject to Section 3.5 of the Lilly License Agreement (an “Additional Payment Audit”). All of the fees and expenses of Licensee’s independent certified public accountant that would otherwise be borne by Seller pursuant to the Lilly License Agreement shall be borne by the Initiating Party, and if Purchaser is the Initiating Party, such costs and expenses shall be reimbursed to the Seller Account promptly upon written request by Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement). Sections 5.3(d), 5.3(e) and 5.3(f) shall apply in connection with the Additional Payment Audit, mutatis mutandis.

(c)If Purchaser or Seller initiates an Additional Payment Audit in accordance with Section 2.2(b), the Additional Payment Date will be the date that occurs [***] following the date on which Purchaser receives a copy of the report issued by Licensee’s independent certified public accountant that conducted the Additional Payment Audit. If neither Purchaser nor Seller initiates an Additional Payment Audit in accordance with Section 2.2(b), the Additional Payment Date will be the [***] following the end of the Audit Initiation Period.

(d)If neither Party initiates an Additional Payment Audit in accordance with Section 2.2(b), no subsequent inspection or audit of Licensee’s relevant records pursuant to Section 3.5 of the Lilly License Agreement with respect to matters related to Net Sales of the Relevant Product in the Field in the Territory for the period commencing on January 1, 2024 and ending on December 31, 2024 shall affect the determination made pursuant to this Section 2.2 regarding Purchaser’s obligation to pay the Additional Payment to Seller.

2.3	No Assumed Obligations; No Assigned Rights

(a)Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Receivables and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the Vixen Agreements, the Lilly License Agreement or any other Material Agreement. All such liabilities and obligations of Seller or Seller’s Affiliates shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”), and as between Seller and Purchaser, Seller shall remain exclusively responsible for the satisfaction and performance of the Excluded Liabilities and Obligations. Without limiting the generality of the foregoing, the Excluded Liabilities and Obligations shall include all of Seller’s payment obligations under each of the Material Agreements and the Vixen Agreements.

(b)Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Seller is selling, transferring, assigning and conveying only the Purchased Receivables and, except as expressly set forth in this

Agreement, is not assigning any rights or powers of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the Lilly License Agreement or any other Material Agreement.

2.4	No Purchase or Sale of Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.

2.5	Purchase Price Allocation

Purchaser and Seller agree that the Purchase Price shall be allocated solely to the Purchased Receivables and shall not be allocated to any other rights created in favor of Purchaser pursuant to the Transaction Documents.

ARTICLE 3

REPRESENTATIONS OF SELLER

Except as set forth on Exhibit D (the “Seller Disclosure Letter”), Seller hereby represents to Purchaser as of the date hereof as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:

3.1	Organization

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2	Authorization and Enforceability

Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.

3.3	No Conflicts

None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under (a) any Applicable Law or any Judgment of any Governmental Authority, to which Seller may be subject or bound, (b) any term or provision of any of the Material Agreements, Vixens Agreements [***], or (c) any term or provision of any other contract to which Seller is a party, except, in each case (clause (a), (b) or (c)), for any such conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.4	Ownership of Purchased Receivables

Seller is the sole owner of, has good title to, and holds all right and interest in and to the Purchased Receivables, free and clear of all Encumbrances, other than those Encumbrances created in favor of Purchaser pursuant to this Agreement. Upon payment of the Closing Payment, Purchaser will be the sole owner of, will have good title to, and will hold all right and interest in and to the Purchased Receivables, free and clear of all Encumbrances other than those Encumbrances created in favor of Purchaser under the Transaction Documents. Seller has full right to sell, transfer, assign and convey the Purchased Receivables to Purchaser. There are no contracts, agreements or understandings (whether written or oral) to which Seller is a party and which are in effect as of the date hereof pursuant to which any third party has any right, entitlement or privilege to or in respect of the Purchased Receivables, in whole or in part, other than the Transaction Documents.

3.5	Governmental and Third Party Authorizations

The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of any of the transactions contemplated hereunder and thereunder (including the sale, transfer, assignment and conveyance of the Purchased Receivables to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Seller or any other Person, except for those that have been previously obtained or made and the Financing Statements.

3.6	No Litigation

There is no pending or, to the Seller’s Knowledge, threatened action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator against Seller that, individually or in the aggregate, (a) would reasonably be expected to result in a Material Adverse Effect or (b) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by the Transaction Documents.

3.7	No Brokers’ Fees

Seller is solely responsible for any commission or broker’s fee owing in connection with the transactions contemplated by this Agreement assuming the accuracy of Section 4.7 (including any such commission or fee that is or becomes owing to Cantor Fitzgerald), the full amount of which is included in the Excluded Liabilities and Obligations.

3.8	Compliance with Laws

Seller is not in violation of and, to the Knowledge of Seller, is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, in each case that would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, (a) Seller is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (b) Seller is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.

3.9	Material Agreements

(a)Schedule 3.9(a) sets forth true, correct and complete copies of:

(i)	the Lilly License Agreement;
(ii)	the Columbia Agreements;
(iii)	the Vixen Agreements;
(iv)	all Royalty Reports delivered, as of the date of this Agreement, to Seller by Licensee pursuant to the Lilly License Agreement;
(v)

all material written notices delivered, as of the date of this Agreement, to Seller by Licensee, or to Licensee by Seller, in each case since the Effective Date pursuant to the Lilly License Agreement in relation to the Royalty Payments and the milestone payments payable thereunder or that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(vi)

all material written notices delivered, as of the date of this Agreement, to Seller by Columbia, or to Columbia, in each case since December 31, 2015 pursuant to the Columbia Agreements that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)Each of the Material Agreements is (i) in full force and effect, (ii) the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto, and (iii) enforceable against Seller and, to the Knowledge of Seller, each of the other parties thereto, in accordance with its terms, subject in each case, as to enforcement of remedies, to Bankruptcy Laws, general equitable principles and principles of public policy.

(c)Seller is not in breach or violation of, or in default under, any of the Material Agreements in any material respect, and, to the Knowledge of Seller, none of the other parties thereto is in breach or violation of, or in default under, any of the Material Agreements in any material respect, in each case, in such a manner that would reasonably be expected to adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof).

(d)The Relevant Product is a Licensed Product.

(e)Seller has not waived its right to receive payment in respect of any portion of the Royalty Payments or the Anniversary Milestone Payments, in whole or in part, or released Licensee, in whole or in part, from its obligation to pay the Royalty Payments or the Anniversary Milestone Payments in accordance with the Lilly License Agreement.

(f)To the Knowledge of Seller, no event has occurred that would give (i) any party to a Material Agreement the right to terminate such Material Agreement, in whole or in part, or (ii) Licensee the right to cease paying the Royalty Payments or the Anniversary Milestone Payments under the Lilly License Agreement in accordance with the terms thereof. Seller has not received any written notice from (i) any party to a Material Agreement challenging the validity or enforceability of such Material Agreement or (ii) Licensee challenging the validity or enforceability of the obligation to pay the Royalty Payments or the Anniversary Milestone Payments under the Lilly License Agreement in accordance with the terms thereof. Seller has not agreed with any party to a Material Agreement to terminate such Material Agreement in whole or in part.

(g)Seller has not consented to an assignment by Licensee of the Lilly License Agreement in whole or in part, and Seller does not have Knowledge of any assignment by Licensee of the Lilly License Agreement.

(h)Other than the Material Agreements, there are no contracts (whether written or oral) between Seller and Licensee that adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof).

(i)Seller has received from Licensee all of the Royalty Payments and milestone payments that Seller is entitled to receive pursuant to the Lilly License Agreement based on the information provided in the Royalty Reports that Seller has received from Licensee. To the Knowledge of Seller, Seller has not received any payments from Licensee on account of the Royalty Payments or the Anniversary Milestone Payments that would otherwise have comprised part of the Purchased Receivables.

(j)Licensee has not taken, and Seller has not received any written notice from Licensee expressing an intention by Licensee to take, any Licensee Deduction from any Royalty Payments or other amounts payable by Licensee to Seller pursuant to the Lilly License Agreement because of any amount owed or claimed owed from Seller or an Affiliate of Seller to Licensee, and to the Knowledge of Seller, no event or condition exists that would permit Licensee to do so for such reason.

(k)To the Knowledge of Seller, (i) Licensee is not, and has not been [***], in violation of any Sanctions or Financial Crime Laws, and (ii) Licensee is not conducting, and has not conducted [***], any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.

(l)To the Knowledge of Seller, Licensee has not granted any sublicense pursuant to Section 2.2 of the Lilly License Agreement with respect to the Relevant Product.

(m)Seller has not exercised its audit right under Section 3.5 of the Lilly License Agreement.

(n)Seller has not delivered to, or received from, Licensee or Columbia a notice of dispute arising out of or in connection with the Lilly License Agreement or the Columbia Agreements, as applicable, other than any dispute that has been fully resolved prior to the date hereof.

(o)Seller has not made any claim for indemnification by Licensee pursuant to Section 9.2 of the Lilly License Agreement, and Licensee has not made any claim for indemnification by Seller pursuant to Section 9.1 of the Lilly License Agreement.

(p)Columbia has not made any claim for indemnification by Seller pursuant to Section 12(a) of the Exclusive License Agreement referred to in clause (a) of the definition of Columbia Agreements.

3.10	Solvency

Following consummation of the transactions contemplated by this Agreement:

(a)	the fair saleable value of the assets of Seller will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities;
(b)

the present fair saleable value of the assets of Seller will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured;

(c)	Seller will be able to pay its debts, liabilities and other obligations, including contingent obligations, as they come due in the ordinary course; and
(d)	Seller will not be rendered insolvent under applicable Bankruptcy Laws.
3.11	Intellectual Property

(a)All of the Licensed Patents are listed on Schedule 3.11(a).

(b)For each of the Licensed Patents, Seller has indicated on Schedule 3.11(a) (i) the jurisdictions in which such Licensed Patent is pending, allowed, granted or issued and (ii) the patent number or patent serial number.

(c)To the Knowledge of Seller, the Licensed Patents that have been issued or granted by the appropriate Patent Office are valid and enforceable. Seller has not, and, to the Knowledge of Seller, its Affiliates, Columbia and Licensee have not, received any written notice or written legal opinion that alleges that any of the Licensed Patents is invalid or unenforceable.

(d)None of the issued Licensed Patents have lapsed, expired or otherwise been terminated other than pursuant to the expiration of their natural terms. Seller has not, and to the Knowledge of Seller, its Affiliates, Columbia and Licensee have not, received any written notice relating to the lapse, expiration or other termination of any of the Licensed Patents other than pursuant to the expiration of their natural terms.

(e)To the Knowledge of Seller, the Licensed Patents have been diligently prosecuted in accordance with Applicable Law.

(f)To the Knowledge of Seller, (i) there are no unpaid maintenance fees payable by Seller to any Governmental Authority that currently are overdue for any of the Licensed Patents and (ii) no Licensed Patents have lapsed or been abandoned, cancelled or expired.

(g)To the Knowledge of Seller, the Licensed Patents have not been the subject of any litigation, interference, reissue, inter partes review, post-grant review, re examination or like patent office proceedings.

(h)To the Knowledge of Seller, Seller has not received any written notice of any pending or threatened litigations, interferences, inter partes reviews, post-grant reviews, re examinations, or like patent office proceedings involving any Licensed Patents.

(i)Neither Seller nor, to the Knowledge of Seller, Licensee has received written or oral notice of any action, suit or proceeding that claims, that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Product infringes on any patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights.

(j)To the Knowledge of Seller, there is no Person who is engaging in or has engaged in any activity that infringes upon any of the Licensed Patents.

(k)Seller, and to Seller’s Knowledge its Affiliates, have not received any written notice that any Person other than Seller or Columbia has a claim to ownership of any of the Licensed Patents.

(l)Seller has not, and to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice from any Person, and otherwise has no Knowledge, that there is a Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.

3.12	Regulatory Approvals and Exclusivity

To the Knowledge of Seller, Licensee is the regulatory authorization holder of the Relevant Product in the Territory. To the Knowledge of Seller, Licensee has complied with its obligations to obtain and maintain all regulatory approvals, including marketing authorizations, for the Licensed Products. To the Knowledge of Seller, as of the date of this Agreement, there is no reason or grounds to suspect that the Relevant Product will not be subject to the full exclusivity data period as identified in the Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book) for the United States, the full data exclusivity and market protection periods based on the date of the grant of the relevant marketing authorization of the Relevant Product in the European Union, the European Economic Areas and the United Kingdom, or equivalent periods elsewhere in the Territory.

3.13	UCC Representations and Warranties

(a)Seller’s exact legal name is, and for the preceding ten years has been, “Aclaris Therapeutics, Inc.”

(b)Seller is, and for the preceding five years has been, a corporation existing under the laws of the State of Delaware, with its principal place of business located in the Commonwealth of Pennsylvania.

3.14	Taxes

(a)No deduction or withholding for or on account of any tax has been made from any Royalty Payment or milestone payment by Licensee to Seller under the Lilly License Agreement, and Seller has not received any written notice from Licensee that any such deduction or withholding will be required or requested in the future.

(b)Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and has paid all material taxes required to be paid, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time.

3.15	[***]

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows and acknowledges that Seller is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:

4.1	Organization

Purchaser is a limited partnership formed and existing under the laws of the Province of Ontario. Purchaser GP is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and is the sole general partner of Purchaser.

4.2	Authorization and Enforceability

Purchaser GP, in its capacity as general partner of Purchaser, has all powers and authority to execute and deliver, and to perform Purchaser’s obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents by Purchaser GP, in its capacity as general partner of Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser GP, in its capacity as general partner of Purchaser. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.

4.3	No Conflicts

None of the execution and delivery by Purchaser GP, in its capacity as general partner of Purchaser, of any of the Transaction Documents, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under, (a) any Applicable Law or any Judgment of any Governmental Authority, to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, may be subject or bound, (b) any term or provision of any contract to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, is a party or (c) any term or provision of any of the organizational documents of Purchaser or Purchaser GP.

4.4	Governmental and Third Party Authorizations

The execution and delivery of the Transaction Documents by Purchaser GP, in its capacity as general partner of Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any

Governmental Authority having jurisdiction over Purchaser or Purchaser GP, except for those that have been previously obtained or made.

4.5	No Litigation

There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) before any Governmental Authority, court or arbitrator pending or, to the Knowledge of Purchaser, threatened, against Purchaser or Purchaser GP, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents.

4.6	Sufficiency of Funds

Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.7	No Brokers’ Fees

Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

4.8Purchaser Acknowledgement

Purchaser and Purchaser GP have such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transactions contemplated by the Transaction Documents.

ARTICLE 5

COVENANTS

The Parties covenant and agree as follows, in each case during the Term:

5.1	Payments on Account of the Purchased Receivables

(a)Pursuant to the Licensee Consent and Direction, Seller shall direct Licensee to pay the Royalty Payments and the Anniversary Milestone Payments to the Escrow Account or to such other account as Seller and Purchaser otherwise direct Licensee in writing from time to time (such direction, the “Licensee Direction”). Notwithstanding anything to the contrary in this Agreement, Seller shall not amend, replace or revoke the Licensee Direction set forth in the Licensee Consent and Direction prior to the end of the Term without the prior written consent of Purchaser. Seller shall notify Licensee in writing (with a copy to [***]) within [***] following the Closing (the “Licensee Closing Notice”).

(b)If Purchaser receives any payment on account of the Retained Receivables or any other Excluded Asset, Purchaser shall:

(i)	hold such payment in trust for the benefit of Seller;

(ii)	have no right, title or interest whatsoever in such payment; and
(iii)

promptly, and in any event no later than [***] following the receipt by Purchaser of such payment, remit the full amount thereof that comprises the Retained Receivables or such other Excluded Asset to the Seller Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind.

(c)If Seller receives any payment on account of the Purchased Receivables (other than the Purchase Price), Seller shall:

(i)	hold such payment in trust for the benefit of Purchaser;
(ii)	have no right, title or interest whatsoever in such payment; and
(iii)

promptly, and in any event no later than [***] following the receipt by Seller of such payment, remit the full amount thereof that comprises the Purchased Receivables to the Escrow Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind, following which Seller shall, jointly with Purchaser in accordance with the Escrow Agreement, direct the Escrow Agent to immediately distribute such funds to Purchaser in accordance with the Escrow Agreement.

(d)Without limiting the generality of Section 2.3, if Licensee makes any Licensee Deduction against any Receivables that are Purchased Receivables for (i) any amount owing from Seller to Licensee in respect of any right of Licensee against Seller arising from or in connection with any matter, or (ii) any amount on account of any overpayment of Royalty Payments by Licensee to Seller in respect of Net Sales of the Relevant Product in the Territory that occurred during the period prior to the Purchased Receivables Period, then Seller shall promptly (and in any event no later than [***]) following the date on which Seller becomes aware of such Licensee Deduction, notify Purchaser, in writing, thereof, remit to the Escrow Account funds in an amount equal to such Licensee Deduction (in respect of such Receivables that are Purchased Receivables), without set off, withholding or deduction of any kind, and thereafter jointly with Purchaser in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Purchaser.

(e)If, at any time:

(i)

Licensee makes a Licensee Deduction against the Retained Receivables or any other payments that Licensee owes to Seller in connection with any matter other than the Purchased Receivables, in respect of all or a portion of any overpayment of the Purchased Receivables (any such overpayment, a “Purchased Receivables Overpayment”), then Purchaser shall promptly (and in any event within [***]) following receipt of a written request from Seller (which request shall include reasonable supporting details) reimburse to Seller the amount of such Licensee Deduction (not to exceed the Purchased Receivables Overpayment), without set off, withholding or deduction of any kind, by payment to the Seller Account; or

(ii)

Licensee makes a Licensee Deduction against the Purchased Receivables in respect of all or a portion of any overpayment of Royalty Payments on account of Net Sales of the Relevant Product that occurred prior to the Purchased Receivables Period or any overpayment on account of any milestone payment under the Lilly License Agreement other than the Anniversary Milestone Payments (any such overpayment, a “Retained Receivables Overpayment”), then Seller shall promptly (and in any event within [***]) following receipt of a written request from Purchaser (which request shall include reasonable supporting details) remit to the Escrow Account funds in an amount equal to such Licensee Deduction (not to exceed the Retained Receivables Overpayment), without set off, withholding or deduction of any kind, and thereafter jointly with Purchaser in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Purchaser.

5.2	Royalty Reports; Notices; Correspondence

(a)Promptly (and in any event no later than [***]) following the receipt by Seller:

(i)

from Licensee of (A) a Royalty Report or (B) any material written notice or material written correspondence relating to, involving or affecting, (I) the Purchased Receivables or (II) any other material right of Purchaser under this Agreement relating to the Purchased Receivables; or

(ii)

from Columbia of any material written notice or material written correspondence under the Columbia Agreements that, directly or indirectly, relates to, involves or affects (I) the Purchased Receivables, (II) any other material right of Purchaser under this Agreement relating to the Purchased Receivables, or (III) any material right of Seller under the Columbia Agreements to the extent relating to any right or obligation of Seller or Licensee under the Lilly License Agreement,

Seller shall furnish a copy of such Royalty Report or such notice or correspondence to Purchaser.

(b)Except for notices and correspondence required to be given or made by Seller (i) under the Lilly License Agreement or the Columbia Agreements or (ii) by Applicable Law, Seller shall not send any notice or correspondence to Licensee or Columbia relating to, involving or affecting, directly or indirectly, the Purchased Receivables or any material right of Purchaser under this Agreement relating to the Purchased Receivables, in each case, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), unless the sending of such notice or correspondence would not reasonably be expected to adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof) or the exercise by Purchaser of its material rights under this Agreement relating to the Purchased Receivables. Seller shall, promptly (and in any event no later than [***]) following the delivery thereof by Seller to Licensee or Columbia, as applicable, provide to Purchaser a copy of any such material notice or material correspondence sent by Seller to Licensee or Columbia, as applicable, relating to, involving or affecting, directly or indirectly, the Purchased Receivables or any material right of Purchaser under this Agreement relating to the Purchased Receivables.

5.3	Audits of Licensee’s Records

(a)Seller and Purchaser shall consult with each other as set forth in this Section 5.3 regarding the timing, manner and conduct of any inspection or audit of Licensee’s records with respect to the Receivables pursuant to Section 3.5 of the Lilly License Agreement. Seller shall retain the exclusive right to inspect and audit, at Seller’s sole cost and expense, Licensee’s records at any time and from time to time at its sole discretion for payments relating to periods prior to January 1, 2024, provided, however, that Seller shall consult with Purchaser prior to initiating any such inspection and audit.

(b)Subject to Section 5.3(a), Seller may, and if requested in writing by Purchaser, shall, request an audit of Licensee’s relevant records solely with respect to matters related to Net Sales of the Relevant Product in the Field in the Territory from and after January 1, 2024 pursuant to and in accordance with Section 3.5 of the Lilly License Agreement; provided, however, that Purchaser shall not be entitled to request such an inspection or audit more frequently than [***]. All of the out-of-pocket costs and expenses of any such inspection or audit carried out at the request of Purchaser (including the fees and expenses of Licensee’s independent certified public accountant) that would otherwise be borne by Seller pursuant to the Lilly License Agreement shall instead be borne by Purchaser and paid in advance to the Seller Account promptly upon written request (which request shall include reasonable details of such out-of-pocket costs and expenses for which Seller is seeking payment in advance).

(c)Without limiting Seller’s obligations under Section 5.3(a), all of the costs and expenses of any inspection or audit initiated by Seller (other than at Purchaser’s request) under Section 3.5 of the Lilly License Agreement (including the fees and expenses of Licensee’s independent certified public accountant) shall be borne by Seller.

(d)If, following the completion of any inspection or audit under Section 3.5 of the Lilly License Agreement, Licensee is required to make additional payments to Seller for underpayment of Receivables, then such payments received, after deduction and reimbursement of the fees and expenses of Licensee’s independent certified public accountant borne by the Parties in connection with such inspection or audit pursuant to Section 5.3(b) or Section 5.3(c) (and that are not to be reimbursed pursuant to Section 5.3(e)), shall be allocated among, and paid to, the Parties, in proportion to their respective entitlements to the Receivables in respect of the calendar year that was the subject of the inspection or audit.

(e)If, following the completion of any inspection or audit under Section 3.5 of the Lilly License Agreement, Licensee reimburses Seller for the costs and expenses of such inspection or audit pursuant to Section 3.5 of the Lilly License Agreement, Seller shall promptly (and in any event within [***]) following receipt by Seller of such reimbursement remit to Purchaser a pro rata amount of such reimbursement based on the portion of the costs and expenses of Licensee’s independent certified public accountant that were paid, respectively, by Purchaser and Seller pursuant to Section 5.3(b) or Section 5.3(c).

(f)If the results of an audit pursuant to Section 3.5 of the Lilly License Agreement determine that Licensee overpaid amounts comprising Purchased Receivables, Purchaser shall pay to Seller its pro rata share of such overpayment (based on the proportion of the relevant Royalty Payments that the Purchased Receivables, on the one hand, and the Retained Receivables, on the other hand, comprised) within [***] following receipt by Purchaser of a copy of the applicable audit report.

5.4	Performance of Material Agreements; Amendments

Seller shall not:

(a)

breach any of the provisions of any Material Agreement if the effect of such breach would reasonably be expected to result in a Material Adverse Effect, and Seller shall use reasonable best efforts (in consultation with Purchaser) to cure any such breach by Seller of such Material Agreement in a timely manner;

(b)

forgive or release, in full or in part, any amount owed to or becoming owing to Seller under the Lilly License Agreement, which amount would otherwise constitute the Purchased Receivables, without prior written consent of Purchaser (in its sole discretion); and

(c)

assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, (each, a “Modification”) all or any provision of any Material Agreement without the prior written consent of Purchaser (in its sole, reasonable discretion) if such Modification would reasonably be expected to result in a Material Adverse Effect (it being understood and agreed that a proposed Modification to the provisions of the Lilly License Agreement governing the obligation to make the Royalty Payments or the Anniversary Milestone Payments, the amount or calculation of the Royalty Payments or the Anniversary Milestone Payments or the procedures or timing for payment of the Royalty Payments or the Anniversary Milestone Payments shall be deemed to have such an effect).

5.5	Enforcement of Material Agreements

(a)Upon Seller becoming aware of a breach of or default under, or an alleged breach of or default under, any Material Agreement by another party thereto that, individually or in the aggregate with other alleged or actual breaches or defaults by such other party, could reasonably be expected to result in a Material Adverse Effect, Seller shall (i) promptly (but in any event within [***]) provide written notice to Purchaser describing in reasonable detail the relevant breach or default, and (ii) proceed in consultation with Purchaser. Seller may, and if requested in writing by Purchaser, shall, take commercially reasonable actions (including selecting legal counsel reasonably satisfactory to Purchaser and commencing legal action against any party to a Material Agreement) to enforce compliance by any party to a Material Agreement with the relevant provisions of such Material Agreement.

(b)Purchaser shall, promptly (and in any event within [***]) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking prepayment or reimbursement), reimburse Seller for all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred or to be incurred by Seller as a result of Seller taking any action at the request of Purchaser pursuant to this Section 5.5. To the extent not previously reimbursed by Purchaser, the amount of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller in connection with such enforcement shall be deducted from Proceeds of the enforcement of the other party’s obligations under the applicable Material Agreement pursuant to this Section 5.5 and retained by Seller. Thereafter such remaining Proceeds shall be used to reimburse Purchaser for all amounts reimbursed to Seller by Purchaser pursuant to this Section 5.5(b), and the balance of such Proceeds shall be allocated between the Parties in a manner that reflects their respective entitlements to the Receivables during the relevant period of time to which the enforcement action relates, as determined by the Parties, acting in good faith. For purposes of this Section 5.5(b), “documented” costs and expenses refer to individually identifiable costs and expenses that are evidenced by a written invoice or other supporting documentation that provides a reasonably detailed description of the matters giving rise to such costs and expenses.

5.6	Assignments of Lilly License Agreement

(a)Promptly (and in any event within [***]) following receipt by Seller of a written request from Licensee for consent to assign the Lilly License Agreement (in whole or in part) pursuant to Section 12.3 of the Lilly License Agreement, Seller shall provide written notice thereof to Purchaser. Seller shall not grant or withhold such consent without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

(b)Seller shall not assign the Lilly License Agreement (in whole or in part) without the prior written consent of Purchaser. Notwithstanding the foregoing, Purchaser’s consent shall not be required in connection with any assignment of the Lilly License Agreement by Seller that does not require Licensee’s consent pursuant to Section 12.3 of the Lilly License Agreement, provided that:

(i)	the assignee shall agree in writing to be bound by the provisions of this Agreement as though it was Seller, such agreement to be in form and substance reasonably satisfactory to Purchaser;
(ii)	such assignment shall not result in any deduction or withholding by Licensee of any taxes resulting from such assignee’s tax status or such assignee being a party to the Lilly License Agreement;
(iii)	Seller shall provide written notice of any such assignment to Purchaser promptly (and in any event within [***]) following the completion thereof; and
(iv)

in connection with any assignment of the Lilly License Agreement by Seller pursuant to clause (a) of Section 12.3 of the Lilly License Agreement, Seller shall remain liable and responsible for the performance and observance of all duties and obligations of the assignee under this Agreement,

(in each case (clauses (i) through (iv)), a “Permitted Seller Assignment”).

5.7	Termination of Lilly License Agreement

Within [***] of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the Lilly License Agreement pursuant to Section 10.2 of the Lilly License Agreement, Seller shall provide written notice of such occurrence to Purchaser and consult with Purchaser in determining whether or not to exercise Seller’s right to terminate the Lilly License Agreement pursuant to such Section of the Lilly License Agreement. In any event, Seller shall not exercise its right to terminate the Lilly License Agreement pursuant to Section 10.2 of the Lilly License Agreement or otherwise, or agree with Licensee to terminate the Lilly License Agreement in whole or in part, except with the prior written consent of Purchaser.

5.8	Confidentiality

(a)Subject to this Section 5.8, Purchaser shall keep confidential and not disclose to any Person (other than, on a confidential and need-to-know basis, its Affiliates and its and its Affiliates’ respective counsel and professional advisors (collectively, “Purchaser Recipients”) as long as such Affiliates (and counsel and professional advisors) have agreed to be bound in writing by the provisions of this Section 5.8 or are otherwise subject to written obligations of confidentiality substantially comparable to those set forth in this Agreement (or, in the case of counsel, are bound by a legally enforceable code of professional responsibility to protect such information) and shall cause the Purchaser Recipients to keep confidential and not disclose to any Person, any Confidential Information. Purchaser shall, and shall cause the Purchaser Recipients to, use the Confidential Information solely in connection with Purchaser’s administration of the Transaction Documents (and not for any other purpose). The foregoing obligations shall continue until the later of (x) the termination of this Agreement and (y) the date of expiration of the confidentiality obligations of Seller under the Material Agreements.

(b)“Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning or relating to Seller, Seller’s Affiliates, this Agreement, Licensee, the Lilly License Agreement, Columbia, the Material Agreements, the Vixen Agreements, the Relevant Product, the Licensed Patents, the Receivables and any information considered to be Confidential Information under the Lilly License Agreement that is furnished to Purchaser or its Representatives by or on behalf of Seller, including (i) this Agreement, the Lilly License Agreement and the other Material Agreements, and (ii) any Royalty Reports, Modifications, audit results, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known by Purchaser or any of its Representatives on a non-confidential basis at the time such information was disclosed to Purchaser or its Representatives in accordance herewith or in accordance with the Confidentiality Agreement (as defined below), as evidenced by its written records or other competent evidence; (B) was or becomes generally available to the public (other than as a result of a disclosure by Purchaser or the Purchaser Recipients in violation of this Agreement or the Confidentiality Agreement); (C) became or becomes known to Purchaser or any of the Purchaser Recipients on a non-confidential basis from a source other than Seller, its Affiliates, Licensee and Seller’s, Seller’s Affiliates’, or Licensee’s Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Purchaser or the Purchaser Recipients); provided that Purchaser or the relevant Purchaser Recipient was not aware that the source of such information was breaching any legal, contractual or fiduciary obligation to Seller, Seller’s Affiliates, or Licensee by making disclosure; or (D) is or has been independently developed by Purchaser or any of the Purchaser Recipients without use of or reference to the Confidential Information, as evidenced by its written records or other competent evidence.

(c)If Purchaser or any of the Purchaser Recipients is requested by a governmental or regulatory or self-regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory or self-regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, Purchaser shall promptly, to the extent permitted by Applicable Law, notify Seller in writing of such request or requirement so that Seller, Seller’s Affiliate, or Licensee may seek an appropriate protective order or other appropriate remedy (and if Seller, Seller’s Affiliate or Licensee seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s sole expense, as Seller shall reasonably request). If no such protective order or other remedy is obtained and Purchaser or the relevant Purchaser Recipients are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, Purchaser or the applicable Purchaser Recipients, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Purchaser or the applicable Purchaser Recipients, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at Seller’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. Notwithstanding the foregoing, notice to Seller shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over Purchaser or any of the Purchaser Recipients, as the case may be, or (ii) in connection with a routine examination by a regulatory or self-regulatory examiner, where in each case of the immediately preceding clauses (i) and (ii), such request or examination does not expressly reference Seller, its Affiliates, the Royalty Payments, the Anniversary Milestone Payments or this Agreement.

(d)Notwithstanding anything herein to the contrary, nothing in this Section 5.8 shall be construed to restrict Purchaser from:

(i)

including disclosure of the Purchase Price and the amount and nature of the Purchased Receivables in the footnotes to Purchaser’s audited annual financial statements, to the extent so required by Purchaser’s independent accountants, or including comparable disclosure in Purchaser’s unaudited quarterly financial statements; and

(ii)

providing copies of the audited annual and unaudited quarterly financial statements, the Transaction Documents and any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement, on a confidential and need-to-know basis, to Purchaser’s existing or bona fide prospective lenders or investors (including their respective counsel and professional advisors), as long as such lenders or investors (and counsel and professional advisors) have agreed to be bound in writing by the provisions of this Section 5.8 or are otherwise subject to written obligations of confidentiality substantially comparable to those set forth in this Agreement (or, in the case of counsel, are bound by a legally enforceable code of professional responsibility to protect such information).

(e)Effective upon the date hereof, the Confidentiality Agreement dated [***] (the “Confidentiality Agreement”), between Seller and OMERS Capital Solutions LP shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 5.8. OMERS Capital Solutions LP shall be a third party beneficiary of this Agreement for purposes of this Section 5.8(e)

5.9	Public Announcement; Disclosure

(a)Neither Party shall make or cause to be made any filing, press release or similar public announcement or communication regarding the execution of this Agreement or the terms and conditions of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided that the Parties have agreed to issue a press release in the form attached hereto as Exhibit E to announce the transaction consummated under this Agreement following the Closing.

(b)Either Party may disclose this Agreement, or any of the terms and conditions hereof, to the extent that such Party believes in good faith that such disclosure is required to comply with Applicable Law or any Judgment, or in connection with the enforcement of its rights hereunder through legal process, subject in the case of Purchaser to Section 5.8(c).

(c)Notwithstanding the foregoing, any Party hereto may, without the consent of the other Party hereto, make public disclosures of any information with respect to this Agreement or the subject matter hereof which is the same as the information that has already been publicly disclosed by such Party, or the other party hereto, in compliance with the foregoing provisions of this Section 5.9.

5.10	IP Covenants

(a)From and after the Closing until the end of the Purchased Receivables Period and to the fullest extent permitted under the Columbia Agreements, Seller shall, to the extent it has such right to, (i) prosecute and maintain the Licensed Patents and (ii) not disclaim or abandon any of the Licensed Patents, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of the Licensed Patents, except, in each case, where the disclaimer or abandonment of any such Licensed Patents is commercially reasonable and with the written consent of Purchaser, not to be unreasonably withheld, conditioned, or delayed.

(b)From and after the Closing until the end of the Purchased Receivables Period and to the fullest extent permitted under the Columbia Agreements, Seller may, and, if requested in writing by Purchaser, shall, use commercially reasonable efforts, to (i) defend any claim of the Licensed Patents that is licensed to Licensee under the Lilly License Agreement against any claims of invalidity or unenforceability [***] and (ii) enforce the Licensed Patents against infringement from a third party infringer [***], in each case, in any relevant jurisdiction. From and after the Closing until the end of the Purchased Receivables Period, Seller shall not enter into any settlement or consent to any settlement by Licensee of any action to defend or enforce any Licensed Patents without written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c)At the reasonable written request by Purchaser from time to time, Seller shall keep Purchaser reasonably informed regarding the prosecution and maintenance of any Licensed Patents and, to the extent is has such right to, shall consider in good faith any recommendations from Purchaser regarding any Licensed Patents being prosecuted by Seller or Columbia (it being understood Columbia controls the prosecution of the Licensed Patents pursuant to the Columbia Agreements).

(d)In relation to any Licensed Patent, Seller shall, to the extent it has such right to,

(i)

use all reasonable efforts to cause each such Licensed Patent to be opted out from the exclusive jurisdiction of the Unified Patent Court over such patents (in accordance with Article 83(3) of the Council Agreement on a Unified Patent Court (no. OJ 2013 C 175/01)), and

(ii)

notify Purchaser in the event that it or Columbia wishes to withdraw any such opt-out from the exclusive jurisdiction of the Unified Patent Court in respect of such patent (in accordance with Article 83(4) of Agreement no. OJ 2013 C 175/01). In the event that Seller wishes to do this clause (ii), Seller shall provide its notice in good time to Purchaser, so that Purchaser may provide any comments and/or recommendations on the matter, and Seller shall consider in good faith Purchaser’s comments and/or recommendations (it being understood Columbia controls the prosecution of the Licensed Patents pursuant to the Columbia Agreements).

(e)All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the prosecution and maintenance of the Licensed Patents under this Section 5.10 shall be borne by Seller. All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the defense or enforcement of the Licensed Patents under this Section 5.10 shall be borne by Purchaser and Purchaser shall pay Seller for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expense) incurred or to be incurred by Seller in connection therewith (including the costs and expenses of Columbia that Seller is required to pay under the Columbia Agreements). If Seller receives any Proceeds in connection with the defense or enforcement of the Licensed Patents under this Section 5.10 (i) to the extent that such infringement occurred prior to the Purchased Receivables Period, Seller shall be entitled to retain such Proceeds, less any amounts advanced or paid to Seller by Purchaser pursuant to this Section 5.10(e), and (ii) to the extent that such infringement occurred during the Purchased Receivables Period, Purchaser shall be entitled to such Proceeds as would otherwise be due Seller under the Columbia Agreements and Vixen Agreements (taken together), which shall be paid to Purchaser in accordance with Section 5.1(c).

5.11	Tax Matters

(a)Seller and Purchaser agree that for United States federal income tax purposes and, to the extent applicable, U.S. state, local, non-income and non-U.S. tax purposes, the transactions contemplated by this Agreement are intended to be treated as a sale. The Parties shall file tax returns consistent with the foregoing and shall not take a position inconsistent with the foregoing unless required pursuant to a “determination” that is final within the meaning of Section 1313 of the Code. If there is an inquiry by any taxing authority of Seller or Purchaser related to matters addressed in this Section 5.11, the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.11.

(b)Purchaser agrees:

(i)

to notify Seller and the Escrow Agent in writing as soon as practicable, but in any event at least [***] (if known at such time) prior to the next payment of any Purchased Receivables or other amount due to Purchaser hereunder, if (A) Purchaser becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate, other tax form or information furnished in connection therewith or with this Agreement that was previously delivered pursuant to this Agreement ceases to be accurate or complete; and

(ii)

to the extent it is legally eligible to do so, to provide to Seller and the Escrow Agent any additional tax forms or information relating to any Applicable Withholding Certificate (A) upon reasonable request by Seller or the Escrow Agent and (B) subject to 5.11(b)(i)(A), promptly upon any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete.

(c)All payments to Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Seller reasonably determines in consultation with Purchaser that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Purchaser, then Seller shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Purchaser (and Purchaser and Seller shall jointly instruct the Escrow Agent accordingly), provided, further, that Seller shall provide reasonable advance written notice to Purchaser of its intention to withhold and shall provide Purchaser a reasonable opportunity to take (with Seller’s cooperation and with Purchaser paying all reasonable out-of-pocket expenses) any measures that could reduce or eliminate the amount of such withholding. Seller shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.11 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. Seller shall use commercially reasonable efforts to give or cause to be given to Purchaser such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Purchaser to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.

(d)All payments to Seller under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Purchaser reasonably determines in consultation with Seller that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Seller, then Purchaser shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Seller, provided, further, that Purchaser shall provide reasonable advance written notice to Seller of its intention to withhold and shall provide Seller a reasonable opportunity to take (with Purchaser’s cooperation and with Seller paying all reasonable out-of-pocket expenses) any measures that could reduce or eliminate the amount of such withholding. Purchaser shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.11 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Seller. Purchaser shall use commercially reasonable efforts to give or cause to be given to Seller such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Seller to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Seller with proper evidence of the taxes withheld and remitted to the relevant taxing authority.

5.12	[***]
5.13	Sanction; Financial Crime Laws

During the Term:

(a)	Seller shall comply with all Financial Crime Laws in all material respects;
(b)

Seller shall not conduct any business dealings or activities in violation of any Sanctions or in any manner that would reasonably be expected to expose Seller to the risk of adverse measures pursuant to any Sanctions; and

(c)

Seller shall promptly notify Purchaser in writing if (i) Seller becomes aware of any allegation that Seller has conducted any business dealings or activities in violation of any Sanctions or Financial Crime Laws, or (ii) Seller has Knowledge that Licensee has conducted any business dealings or activities in violation of any Sanctions or Financial Crime Laws.

5.14	Further Assurances

From and after the date hereof, each Party shall, at the sole cost and expense of the requesting Party (including reimbursement of the non-requesting Party’s documented, reasonable, out-of-pocket legal fees and expenses), execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

5.15	Seller’s Name, Jurisdiction and Type

Seller shall provide to Purchaser at least [***] written notice prior to any change to its legal name, jurisdiction of formation or entity type.

ARTICLE 6

THE CLOSING

6.1	Closing

The closing of the purchase and sale of the Purchased Receivables contemplated hereby (the “Closing”) shall take place contemporaneously with the execution or delivery of the closing deliverables set forth in this Article 6, on the date hereof, via the electronic (including email of PDF-format documents) exchange of signatures and documents.

6.2	Closing Deliverables of Seller

At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)	the Bill of Sale executed by Seller;
(b)	a certificate of an officer or other authorized signatory of Seller setting forth the incumbency and specimen signature of the officer or officers of Seller who have executed and delivered the Transaction Documents, and attaching a copy of the organizational documents of Seller;

(c)	the Financing Statements, reasonably satisfactory to Purchaser, pursuant to Section 2.1(b);
(d)	the Licensee Consent and Direction executed by Seller and Licensee;
(e)	the Licensee Closing Notice executed by Seller; and
(f)	the Escrow Agreement executed by Seller and the Escrow Agent.
6.3	Closing Deliverables of Purchaser

At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)	the Bill of Sale executed by Purchaser;
(b)

a certificate of an officer or other authorized signatory of Purchaser GP setting forth the incumbency of the officer (or officers) or other authorized signatory (or authorized signatories) of Purchaser GP who have executed and delivered the Transaction Documents to which Purchaser is a party, and attaching copies of the Declaration under the Limited Partnerships Act (Ontario) in respect of Purchaser and the Certificate and Articles of Incorporation of Purchaser GP;

(c)	the Escrow Agreement executed by Purchaser and the Escrow Agent;
(d)	an Applicable Withholding Certificate, duly executed by Purchaser; and
(e)	payment of the Closing Payment in accordance with Section 2.2.

ARTICLE 7

INDEMNIFICATION

7.1	Obligations of Parties to Indemnify

(a)Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify Purchaser against any and all actual losses, liabilities, expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by Purchaser or its limited partners, general partners, directors, officers, employees or agents (each, a “Purchaser Indemnified Party”), to the extent arising or resulting from any of the following:

(i)	any breach of any representation or warranty made by Seller in this Agreement;
(ii)	any breach of any covenant or agreement of Seller contained in any of the Transaction Documents; and
(iii)	the Excluded Liabilities and Obligations.

(b)Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser shall indemnify Seller against any and all Losses incurred by Seller or its directors, officers, employees or agents (each, a “Seller Indemnified Party”), to the extent arising or resulting from any of the following:

(i)	any breach of any representation or warranty made by Purchaser in this Agreement; and
(ii)	any breach of any covenant or agreement of Purchaser contained in any of the Transaction Documents.
7.2	Procedures Relating to Indemnification for Third Party Claims

(a)In order for a Party (an “Indemnified Party”) to be entitled to any indemnification under this Article 7 in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must, promptly after its receipt of notice of the commencement of such Third Party Claim, notify the Party from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) in writing (including in such notice a brief description of such Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article 7 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third Party Claim and thereafter defends the Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, or if the Indemnifying Party ceases to diligently defend the Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c)The Parties shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which does not impose any non-monetary penalties on the Indemnified Party and releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article 7 if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party.

7.3	Procedures Relating to Indemnification for Other Claims

In order for an Indemnified Party to be entitled to any indemnification under this Article 7 in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article 7 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

7.4	Limitations on Indemnification

(a)Notwithstanding anything in this Agreement to the contrary, other than with respect to any Fraud, Seller shall not have any liability under clause (i) of Section 7.1(a):

(i)	unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds [***], in which case Seller shall pay [***]; or
(ii)	in excess of [***], except with respect to Fraud.

(b)Notwithstanding anything in this Agreement to the contrary, other than with respect to any Fraud, Purchaser shall not have any liability under clause (i) of Section 7.1(b):

(i)	unless the aggregate liability for all Losses suffered by the Seller Indemnified Parties thereunder exceeds [***], in which case Purchaser shall pay [***]; or
(ii)	in excess of [***], except with respect to Fraud.
7.5	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 7.1 and shall terminate on the date that is [***] following the date hereof, other than the representations and warranties in [***] (the “Fundamental Representations”), which shall survive the Closing solely for purposes of Section 7.1 and shall terminate at the end of the Term. No Party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other Party shall have delivered a notice to such Party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to the date that is [***] following the date hereof or, in the case of Fundamental Representations, prior to the end of the Term.

7.6	No Implied Representations and Warranties

Purchaser acknowledges and agrees (x) that, other than the representations and warranties of Seller specifically contained in Article 3, there are no representations or warranties of Seller or any other Person either expressed or implied (for the benefit of Purchaser) with respect to Seller (or any of its Affiliates), the Royalty Payments, the Purchased Receivables, the Receivables, [***], the Seller IP Assets, the Relevant Product, the Material Agreements, the Vixen Agreements, or the transactions contemplated by the Transaction Documents or the Lilly License Agreement and (y) that it does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in Article 3. Without limiting the foregoing, Purchaser acknowledges and agrees that Purchaser, is not relying on, and shall have no remedies in respect of, (i) any implied warranties or (ii) except to the extent specifically contained in Article 3, any representation or warranty whatsoever as to the future amount or potential amount of the Royalty Payments, the Purchased Receivables and the Receivables, as to the validity or value of the Seller IP Assets, or as to the creditworthiness of Licensee (or any of its Affiliates). Purchaser further acknowledges and agrees that (A) as between the Parties hereto, Purchaser is assuming all market risk associated with the Relevant Product and, as such, shall have no recourse against Seller based on the failure of the sales of the Relevant Product to meet its or any other Person’s projections (provided, however, that nothing contained herein shall limit or restrict Purchaser from exercising its rights and remedies hereunder relating to any breach of representation, warranty or covenant of Seller contained herein), and (B) Seller does not guarantee any obligations of the Licensee under the Lilly License Agreement or Columbia under the Columbia Agreements.

7.7	Exclusive Remedy; Specific Performance

(a)The Parties acknowledge and agree that, from and after the Closing, this Article 7 (including Section 7.4 and Section 7.5) shall provide the Parties’ sole and exclusive monetary remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents or any of the transactions contemplated thereby. All indemnification payments made by Seller hereunder shall be treated by the Parties as adjustments to the Purchase Price for tax purposes unless otherwise required by Applicable Law.

(b)Each of the Parties further acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the covenants and agreements set forth in this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.

7.8	Limitations on Damages

(a)Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event, other than circumstances of Fraud, shall either Party be liable (including under Section 7.1) for any (i) lost profits or damages based on a multiple of earnings, cash flow, revenue or other metric of the other Party, (ii) special, exemplary, punitive, multiple or consequential damages or (iii) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case of clauses (i), (ii) and (iii), of the other Party, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents and whether in contract, tort or breach of statutory duty or otherwise, even if such Party has been advised of the possibility of such damages; provided, however, that the foregoing shall not limit either Party’s indemnification obligations under Section 7.1 to the extent a third party is awarded any such damages or amounts.

(b)For greater certainty, (i) nothing in this Section 7.8 shall have the effect of precluding the recovery of damages in respect of amounts that would otherwise have comprised the Purchased Receivables, notwithstanding that the loss of a receivable or a payment in the nature of the Purchased Receivables might otherwise be characterized as a pure economic loss, and (ii) Purchaser shall be entitled to make indemnification claims in respect of any portion of the Purchased Receivables that Purchaser was or would have been entitled to receive but did not receive timely or at all due to any indemnifiable event under this Agreement, and such portion of the Purchased Receivables shall not be deemed special, exemplary, punitive, multiple or consequential damages for any purpose of this Agreement.

7.9	Payments

Each Party shall make all payments required to be made by it pursuant to this Article 7 by wire transfer of immediately available funds to the bank account specified in writing by the other Party from time to time.

ARTICLE 8

MISCELLANEOUS

8.1	Term

The term of this Agreement (the “Term”) will commence on the date hereof and will end on the day on which Purchaser has received the final payment of Receivables on account of the Purchased Receivables that Licensee is required to make pursuant to the Lilly License Agreement.

8.2	Notices

(a)All notices, consents, waivers, requests and other communications hereunder shall be in writing, addressed to the recipient as set out below, and shall be effective (i) upon receipt when sent by an overnight courier, (ii) on the date personally delivered to an authorized officer of the Party to which sent, in all cases, with a copy emailed to the recipient at the applicable address, or (iii) on the date the email is sent if confirmation of receipt is received or the recipient otherwise acknowledges receipt. The foregoing will be addressed to the recipient as follows:

(i)	if to Seller, to: Aclaris Therapeutics, Inc. 701 Lee Road, Suite 103

Wayne, Pennsylvania, 19087
Attention:Matthew Rothman, General Counsel
Email:[***]

With a copy to:

DLA Piper LLP (US)
One Liberty Place
1650 Market Street, Suite 5000
Philadelphia, Pennsylvania 19103-7300
Attention:Fahd Riaz
Email:[***]

(ii)	if to Purchaser, to:

OCM IP Healthcare Portfolio LP
c/o OCM IP Healthcare Portfolio G.P. Inc.
100 Adelaide St. W, Suite 900
Toronto, ON M5H 0E2 Canada
Attention: [***]
Email:[***]

With a copy to:

OMERS Capital Solutions LP
100 Adelaide St. W, Suite 900
Toronto, ON M5H 0E2 Canada
Attention: [***]
Email: [***]

(b)Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

8.3	No Personal Liability

It is expressly understood and agreed by Seller and Purchaser that:

(a)

each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Seller Non-Warranting Parties”);

(b)

each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Purchaser is made by Purchaser and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including any Representative of Purchaser or of Purchaser’s Affiliates (other than, in each case, Purchaser GP, in its capacity as general partner of Purchaser) (the “Purchaser Non-Warranting Parties”);

(c)

other than Seller, Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, no Person, including the Seller Non-Warranting Parties and the Purchaser Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or Purchaser, as applicable, or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and

(d)

the provisions of this Section 8.3 are intended to benefit each and every one of the Seller Non-Warranting Parties and the Purchaser Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Applicable Law.

8.4	Expenses

Other than the fees, costs and expenses of the Escrow Agent, all fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall be paid by the Party hereto incurring such fees, costs and expenses. The fees, costs and expenses of the Escrow Agent shall be borne in the manner specified in the Escrow Agreement.

8.5	Successors and Assigns

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)Other than in connection with a Permitted Seller Assignment that complies with Section 5.6(b), Seller shall not assign any of its obligations and rights under this Agreement without the prior written consent of Purchaser, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect. Seller shall not, without the prior written consent of Purchaser, hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in the Material Agreements that could reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect.

(c)Purchaser shall not assign any of its obligations and rights under this Agreement without the prior written consent of Seller, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect. Notwithstanding the foregoing, Purchaser may assign any of its obligations and rights under this Agreement without Seller’s prior written consent to an Affiliate of Purchaser, and Purchaser shall provide written notice of any such assignment to Seller within [***] following the completion thereof.

8.6	Independent Nature of Relationship

The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other. For greater certainty, the Parties agree that this Agreement does not, and they do not intend this Agreement to, create a contractual partnership for U.S. federal, state, local or non-U.S. income tax purposes.

8.7	Third Party Beneficiaries

Except to the extent contemplated in Section 5.8(e) and Section 7.1, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. Purchaser shall hold the benefit of the indemnities in Section 7.1(a) in trust for the Purchaser Indemnified Parties, and Seller shall hold the benefit of the indemnities in Section 7.1(b) in trust for the benefit of the Seller Indemnified Parties.

8.8	Entire Agreement

This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by either Party. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

8.9	Governing Law

(a)PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of New York located in New York County, and the U.S. federal district courts of the Southern District of the State of New York (and any appellate court therefrom) in any action or proceeding arising out of or relating to or in connection with this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to or in connection with this Agreement in any court referred to in Section 8.9(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

8.10	Waiver of Jury Trial

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.11	Severability

If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court, arbiter or Governmental Authority, in each case, of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

8.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which executed counterparts shall constitute an original, and all of which counterparts together shall constitute one and the same instrument. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

8.13	Amendments; No Waivers

Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.

8.14	Termination

(a)Subject to Section 8.14(b), this Agreement shall continue in full force and effect until the end of the Term, at which point this Agreement shall automatically terminate in its entirety, save for any rights, obligations or claims of either Party which have accrued prior to such termination (along with any corresponding limitations of liability in respect thereof).

(b)The following provisions shall survive any termination of this Agreement pursuant to this Section 8.14: Article 1 (solely to the extent necessary to give effect to the surviving provisions under this Section 8.14(b)), Section 5.8 (Confidentiality), and the rights, obligations or claims of either Party accruing prior to termination under Section 8.14(a); Article 7 (Indemnification); and this Article 8 (Miscellaneous).

(The remainder of this page is intentionally left blank; signature page follows.)

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ACLARIS THERAPEUTICS, INC.

by	/s/ Neal Walker
	Name:	Neal Walker
	Title:	Interim President & CEO

Signature page - Royalty Purchase Agreement

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

OCM IP HEALTHCARE PORTFOLIO LP, by its general partner, OCM IP HEALTHCARE PORTFOLIO G.P. INC.

by	/s/ Rob Missere
	Name:	Rob Missere
	Title:	President

/s/ Brendan Rowaan
	Name:	Brendan Rowaan
	Title:	Vice President

Signature page - Royalty Purchase Agreement